Exhibit 21
Subsidiaries of the Registrant

Name of Subsidiary	Jurisdiction of Incorporation

Amrize ACM Inc.	Delaware
Amrize Building Envelope LLC	Indiana
Amrize Canada Inc.	Canada
Amrize Cement Inc.	Delaware
Amrize Finance Switzerland LLC	Switzerland
Amrize Finance US LLC	Delaware
Amrize Great Lakes Inc.	Delaware
Amrize Holdings Switzerland LLC	Switzerland
Amrize Mid-America Inc.	Illinois
Amrize Mid-Atlantic Inc.	Maryland
Amrize Midwest Inc.	Minnesota
Amrize North America Inc.	Delaware
Amrize Northeast Inc.	Massachusetts
Amrize South Central Inc.	Texas
Amrize Southwest Inc.	Nevada
Amrize Technology Switzerland LLC	Switzerland
Amrize Trading Inc.	Florida
Amrize Ventures Switzerland LLC	Switzerland
Amrize West Central Inc.	Colorado
Geocycle Canada Inc.	Canada
Geocycle LLC	Michigan
Herbert Malarkey Roofing Company	Oregon
Innocon Partnership (55%)*	Ontario
Jamaica Aggregates Ltd. (95%)*	Jamaica
North America Shared Services S.A.S.	Colombia

*  The Registrant owns a less than 100% equity interest in the entity.
Certain subsidiaries were omitted pursuant to Item 601(b)(21)(ii) of the SEC's Regulation S-K.